UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 10, 2013
Date of Report (Date of earliest event reported)

PLURES TECHNOLOGIES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	1-12312	95-3880130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5297 Parkside Drive
Canandaigua, NY 14424
(Address of principal executive offices) (Zip Code)

(585) 905-0554
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off Balance
                           Sheet Arrangement of a Registrant

Item 3.02          Unregistered Sales of Equity Securities

On December 10, 2013, the Registrant borrowed the sum of $300,000 from certain security holders of the Registrant (“Current Loan”).  The Current Loan bears interest at 10% per annum.  The Current Loan is due and payable at the earlier of (a) a demand made not less than three months after the date of the Current Loan or (b) receipt by the Registrant of financing in an amount sufficient to cover repayment of then existing first and second priority secured debt of the Registrant, as well as the Current Loan and a prior loan (“Prior Loan”) for $120,000 which is presently due and payable.

The holders of the Current Loan have received a security interest in all of the assts of the Registrant and its subsidiary, Advanced MicroSensors Corporation, which, through a series of subordination agreements has a second secured position after the Registrant’s senior secured lender.

The Current Loan and the Prior Loan, when repaid, would include a fee of 25% of the principal amount thereof.  In addition, the Registrant issued warrants in connection with the Current Loan and the Prior Loan to purchase an aggregate of 1,113,000 shares of common stock of the Registrant at $.01 per share for a period of five years.

Item 8.               Other Events

The Registrant is operating on funding which is a bridge to permanent financing.  Unless such permanent financing is obtained, of which there can be no assurance, the Registrant will be required to curtail operations.

Item 9.01           Financial Statements and Exhibits

Exhibit 10.1         Loan and Security Agreement

Exhibit 10.2         Subordination Agreement (2% Note Holders)

Exhibit 10.3         Subordination Agreement (Bridge Loan)

Exhibit 10.4         Subordination and Intercreditor Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2013	Plures Technologies, Inc.

By: /s/ David R. Smith
David R. Smith
CEO